As filed with the Securities and Exchange Commission on December 18, 2019.

Registration No. 333-174291

Registration No. 333-167339

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-8 TO:

FORM S-4 REGISTRATION STATEMENT NO. 333-174291

FORM S-4 REGISTRATION STATEMENT NO. 333-167339

UNDER

THE SECURITIES ACT OF 1933

CENTURYLINK, INC.

(Exact name of registrant as specified in its charter)

Louisiana	72-0651161
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 CenturyLink Drive

Monroe, LA 71203

(318) 388-9000

(Address, including zip code, of registrants’ principal executive offices)

SAVVIS, Inc. Amended and Restated 2003 Incentive Compensation Plan

Qwest Communications International Inc. Equity Incentive Plan

(Full title of the plans)

Stacey W. Goff, Esq.

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, LA 71203

(318) 388-9000

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy to:

Kelly C. Simoneaux, Esq.

Hope M. Spencer, Esq.

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of CenturyLink, Inc. (the “Registrant”) is being filed to terminate all offerings under the Prior Registration Statements and deregister any and all securities that remain unsold pursuant to the Prior Registration Statements, in each case, solely to the extent that they relate to the Registrant’s SAVVIS, Inc. Amended and Restated 2003 Incentive Compensation Plan (the “SAVVIS Plan”) and Qwest Communications International Inc. Equity Incentive Plan (the “Qwest Plan” and together with the SAVVIS Plan, the “Prior Plans”):

1.

Post-effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-174291 on Form S-4, originally filed with the Securities and Exchange Commission (the “Commission”) on July 25, 2011, registering the offer and sale of 3,503,681 shares of common stock, issuable pursuant to the SAVVIS Plan; and

2.

Post-effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-167339 on Form S-4, originally filed with the Commission on April 5, 2011, registering the offer and sale of 7,700,000 shares of common stock, issuable pursuant to the Qwest Plan.

DEREGISTRATION OF UNSOLD SECURITIES

The Registrant has terminated all offerings of its securities pursuant to the Prior Registration Statements and is no longer issuing securities under the Prior Plans. In accordance with an undertaking made by the Registrant in the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any securities registered under the Prior Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on December 18, 2019.

CENTURYLINK, INC.

By:	/s/ Stacey W. Goff
Stacey W. Goff
Executive Vice President, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.

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